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                                                                     EXHIBIT 4.2




                      AMERICAN BANK NOTE HOLOGRAPHICS, INC.
                         STOCK OPTION AGREEMENT PURSUANT
                        TO THE 2000 STOCK INCENTIVE PLAN


         WHEREAS, as of the ___ day of ___________, 200_, pursuant to the 2000 Stock Incentive Plan (the "Plan"), American Bank Note Holographics, Inc., a Delaware corporation (the "Company"), hereby grants to ____________________ (the "Optionee") a [NON-QUALIFIED][INCENTIVE] stock option to purchase up to ______ shares of the Common Stock of the Company, at an exercise price of $______ per share [ISOS: FMV OR 110% FMV FOR 10% HOLDERS], subject to adjustment as provided in the Plan.

         1. TERM OF OPTION. This option is granted as of the date first above written (the "Date of Grant"), and shall terminate and expire, to the extent not previously exercised, on the [TENTH] [FIFTH FOR ISOS TO 10% HOLDERS] anniversary of the Date of Grant, or at such earlier time as may be specified in this Agreement or the Plan.

         2. RIGHT TO EXERCISE. During the Optionee's employment or service with the Company and its Affiliates, this option shall become vested and exercisable:
[(i) with respect to 33 1/3% of the total shares of Common Stock subject thereto on the first anniversary of the Date of Grant and (ii) in cumulative installments, with respect to 8 1/3% of the total shares of Common Stock subject thereto on the last day of each of the first eight (8) consecutive three (3) month periods immediately following the first anniversary of the Date of Grant].

         3. METHOD OF EXERCISE. This option shall be exercised by delivery of written notice to the Company, in accordance with Section 8 below, specifying the number of shares with respect this option is being exercised. Such notice shall be accompanied by payment in full of the exercise price for such shares together with the amount necessary to satisfy any applicable withholding requirements: (i) in cash, (ii) certified or bank check, or (iii) by such other forms of payment as may be approved by the Committee from time to time.

         4. TERMINATION OF EMPLOYMENT OR SERVICE. Upon the termination of the Optionee's employment or service with the Company and its Affiliates, the following rules shall apply with regard to this option:

                  (a) TERMINATION BY REASON OF DEATH, RETIREMENT OR DISABILITY. Except as provided in Section 4(b) below, if the Optionee's employment or service terminates by reason of the Optionee's death, Retirement (as defined in the Plan) or Disability (as defined in the Plan), then (i) that portion of this option which is not then exercisable shall thereupon terminate, and (ii) that portion of this option which is then exercisable shall remain exercisable by the Optionee (or the deceased Optionee's designated beneficiary or representative) for a period of one year following such termination or, if sooner, until the expiration of the term of this option, and, to the extent not exercised within such period, shall thereupon terminate.
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                  (b) TERMINATION FOR CAUSE. If the Optionee's employment or service is terminated by the Company or an Affiliate for Cause (as defined in the Plan) or if, at the time of such termination, grounds for a termination for Cause exist, then this option (whether or not otherwise exercisable) shall immediately terminate and cease to be exercisable.

                  (c) OTHER TERMINATION. Except as provided in Section 4(a) or
Section 4(b) above, if the Optionee's employment or service terminates for any reason or no reason, then (i) that portion of this option which is not then exercisable shall thereupon terminate, and (ii) that portion of this option which is then exercisable shall remain exercisable during the ninety (90) day period following such termination or, if sooner, until the expiration of the term of this option and, to the extent not exercised within such period, shall thereupon terminate.

         5. RIGHTS AS A STOCKHOLDER. No shares of Common Stock shall be issued or delivered hereunder until full payment for such shares has been made and any other exercise conditions have been fully satisfied. The Optionee shall have no rights as a stockholder with respect to any shares subject to the Option until the date a stock certificate for such shares is issued to the Optionee.

         6. NONTRANSFERABILITY. This option is not assignable or transferable other than by will or the laws of descent and distribution, and this option shall be exercisable during the lifetime of the Optionee only by the Optionee. This option shall be null and void and without effect upon any attempted assignment or transfer except as herein provided, including without limitation, any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition, attachment, trustee process or similar process, whether legal or equitable, upon this option.

         7. NO EMPLOYMENT OR SERVICE RIGHTS CONFERRED. Neither the grant of this option nor the exercise thereof shall confer upon the Optionee any right with respect to continuance of the Optionee's employment or service with the Company or its Affiliates.

         8. NOTICES. Any notice, payment or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed as follows: if to American Bank Note Holographics, Inc., 399 Executive Boulevard, Elmsford, New York 10523 Attention: President; if to Optionee, at the address set forth on the signature page hereto. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices to such party hereunder.

         9. SUBJECT TO THE PLAN. This option is subject to all the terms and conditions of the Plan, and specifically to the power of the Committee to make interpretations of the Plan and of options granted thereunder. By acceptance hereof, the Optionee acknowledges receipt of a copy of the Plan and hereby accepts and agrees to be bound by all of its terms and conditions and the Optionee recognizes and agrees that all determinations, interpretations or other actions respecting the Plan made by the Committee are final, conclusive and binding upon all parties, including the Optionee and

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the Optionee's heirs and representatives. Capitalized terms that are used but not defined herein shall have the meanings ascribed thereto in the Plan.

         10. MISCELLANEOUS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law provisions. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations between the parties with respect to the subject matter hereof. This Agreement may not be amended, other than as provided in the Plan, except by written instrument executed by the parties hereto.

         IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.



                                   AMERICAN BANK NOTE HOLOGRAPHICS, INC.


                                   By:
                                        --------------------------------
                                        Name:
                                        Title:


         The undersigned Optionee hereby accepts the terms of this Agreement and the Plan.



                                   Optionee


                                   By:
                                        --------------------------------

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                                   -------------------------------------
                                                 (Address)




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